[EXECUTION COPY]

SECOND AMENDMENT TO CREDIT AGREEMENT

Parties:

“CoBank”:	CoBank, ACB 5500 South Quebec Street Greenwood Village, Colorado 80111
“Borrower”:	CHS Inc. 5500 Cenex Drive Inver Grove Heights, Minnesota 55077
“Syndication Parties”:	The entities name below on the signature pages

Execution Date: June 2, 2010

Recitals:

A. CoBank, in its capacity as Administrative Agent (“Administrative Agent”) and as a Syndication Party, the Syndication Parties signatory thereto (collectively with any Persons who have become or who become Syndication Parties, “Syndication Parties”), and Borrower have entered into that certain Credit Agreement (10 Year Term Loan) dated as of December 12, 2007 (as amended pursuant to that certain First Amendment to Credit Agreement dated as of May 1, 2008, and as further amended, modified, or supplemented from time to time, the “Credit Agreement”), pursuant to which the Syndication Parties have extended certain credit facilities to Borrower under the terms and conditions set forth in the Credit Agreement.

B. Borrower has requested that the Agent and the Syndication Parties amend certain terms of the Credit Agreement, which the Agent and the Syndication Parties are willing to do under the terms and conditions as set forth in this Second Amendment to Credit Agreement (“Second Amendment”).

Agreement:

Now, therefore, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. Amendments to Credit Agreement. The Credit Agreement is amended as of the Effective Date as follows:

1.1 Section 1.2 is amended in its entirety to read as follows:

Adjusted Consolidated Funded Debt: All Consolidated Funded Debt of Borrower and its Consolidated Subsidiaries, plus the net present value of Operating Leases of Borrower and its Consolidated Subsidiaries as discounted by a rate of 8.0% per annum.

1.2 Section 1.15 is amended in its entirety to read as follows:

Bank Debt: all amounts owing under the Note, fees, Borrower’s obligations to purchase Bank Equity Interests, Funding Losses and all principal, interest, expenses, charges and other amounts payable by Borrower pursuant to the Loan Documents (including interest, expenses, charges and other amounts accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

1.3 Section 1.29 is amended in its entirety to read as follows:

Consolidated Cash Flow: for any period, the sum of (a) earnings before income taxes of Borrower and its Consolidated Subsidiaries for such period determined on a consolidated basis in accordance with GAAP (excluding, in the case of any non-wholly owned Consolidated Subsidiary, the portion of earnings attributable to holders of the equity interests of such Consolidated Subsidiary, other than the Borrower or a Consolidated Subsidiary); plus (b) amounts that have been deducted in the determination of such earnings before income taxes for such period for (i) Consolidated Interest Expense for such period, (ii) Depreciation for such period, (iii) Amortization for such period, and (iv) extraordinary and/or one-time non-cash losses for such period; minus (c) the amounts that have been included in the determination of such earnings before income taxes for such period for (i) extraordinary gains, (ii) extraordinary and/or one-time income, (iii) non-cash patronage income, and (iv) non-cash equity earnings in joint ventures.

1.4 Section 1.32 is amended in its entirety to read as follows:

Consolidated Funded Debt: means, as to Borrower and its Consolidated Subsidiaries: (a) Debt that is classified as long term debt in accordance with GAAP, that is, without duplication (i) Debt for borrowed money, (ii) Debt upon which such entity customarily pays interest, or (iii) Debt which is secured by a lien on property, and (b) without duplication (i) long term rental payments under Capital Leases, (ii) obligations with respect to letters of credit which support long-term debt and with expiration dates in excess of one year from the date of issuance thereof and (iii) guarantees which support long-term debt.

1.5 Section 1.34 is amended in its entirety to read as follows:

Adjusted Consolidated Equity: the amount of equity accounts plus (or minus in the case of a deficit) the amount of surplus and retained earnings accounts of Borrower and its Consolidated Subsidiaries and non-controlling interests, provided that the total amount of intangible assets of Borrower and its Consolidated Subsidiaries (including, without limitation, unamortized debt discount and expense, deferred charges and goodwill) included therein shall not exceed $30,000,000 (and to the extent such intangible assets exceed $30,000,000, they will not be included in the calculation of Adjusted Consolidated Equity); all as determined in accordance with GAAP.

1.6 Section 1.37 is amended in its entirety to read as follows:

Debt: means as to any Person: (a) indebtedness or liability of such Person for borrowed money, or for the deferred purchase price of property or services (including trade obligations); (b) obligations of such Person as lessee under Capital Leases; (c) obligations of such Person arising under bankers’, or trade acceptance facilities, or reimbursement obligations for drawings made under letters of credit; (d) all guarantees, endorsements (other than for collection or deposit in the ordinary course of business), and other contingent obligations of such Person (i) to purchase any of the items included in this definition, (ii) to provide funds for payment, (iii) to supply funds to invest in any other Person, (iv) otherwise to assure a creditor of another Person against loss or (v) with respect to letters of credit (in each case, without duplication); (e) all obligations secured by a lien on property owned by such Person, whether or not the obligations have been assumed; and (f) all obligations of such Person under any agreement providing for an interest rate swap, cap, cap and floor, contingent participation or other hedging mechanisms with respect to interest payable on any of the items described in this definition; provided that (i) Debt of a Consolidated Subsidiary of the Borrower shall exclude such obligations and guarantees, endorsements and other contingent obligations and guaranties of such Consolidated Subsidiary if owed or guaranteed by such Consolidated Subsidiary to the Borrower or a wholly owned Consolidated Subsidiary of the Borrower, (ii) Debt of the Borrower shall exclude such obligations and guarantees, endorsements and other contingent obligations if owed or guaranteed by the Borrower to a wholly owned Consolidated Subsidiary of the Borrower and (iii) Debt of the Borrower shall exclude any unfunded obligations which may exist now and in the future in the Borrower’s pension plans.

1.7 Section 1.53 is amended in its entirety to read as follows:

Funded Debt: means, with respect to any Person, at any time, all Debt of such Person in each case maturing by its terms more than one year after the date of creation thereof, or which is renewable or extendible at the option of such Person for a period ending more than one (1) year after the date of creation thereof, and shall include Debt of such maturity created or assumed by such Person either directly or indirectly, including obligations of such maturity secured by liens upon property of such Person and upon which such Person customarily pays the interest, and all obligations of such Person under Capital Leases of such maturity, and all obligations of reimbursement with respect to all letters of credit which support long-term debt, with expiration dates in excess of one year from the date of issuance thereof.

1.8 Subsection 9.2.1 is amended as follows: (i) by amending the number of days “one hundred and twenty (120)” to read “one hundred and thirty (130)” and (ii) by adding the following proviso at the end of Section 9.2.1:

“ The Borrower shall be deemed to have complied with this Section if such financial statements are delivered to the Administrative Agent by electronic mail, or in the case of the Form 10-K the Administrative Agent is advised by electronic mail that the Form 10-K is available on the EDGAR system, in each case accompanied by an electronic copy of the signed Compliance Certificate.”

1.9 Subsection 9.2.2 is amended as follows: (i) by amending the numbers of days “forty-five (45)” to read “fifty-five (55)” and (ii) by adding the following proviso at the end of Section 9.2.2:

“ The Borrower shall be deemed to have complied with this Section if such financial statements are delivered to the Administrative Agent by electronic mail, or in the case of the Form 10-Q the Administrative Agent is advised by electronic mail that the Form 10-Q is available on the EDGAR system, in each case accompanied by an electronic copy of the signed Compliance Certificate.”

1.10 Section 9.2.4 is amended as follows: the amount “$10,000,000” shall be amended to read “$25,000,000”.

1.11 Section 9.2.5 is amended as follows: the amount “$10,000,000” shall be amended to read “$25,000,000”.

1.12 Section 9.7 is amended in its entirety to read as follows:

Insurance. Borrower shall maintain, and cause each Subsidiary to maintain, insurance with one or more financially sound and reputable insurance carrier or carriers reasonably acceptable to the Administrative Agent, in such amounts (including deductibles and self insurance retention levels) and covering such risks (including fidelity coverage) as are usually carried by companies engaged in the same or a similar business and similarly situated, provided, however, that Borrower may, to the extent permitted by applicable law, provide for appropriate self-insurance with respect to workers’ compensation. Borrower shall provide the Administrative Agent with certificates of insurance (or other evidence of insurance acceptable to the Administrative Agent) evidencing the continuation or renewal of insurance coverage required by this section, within ten (10) days following the scheduled date of expiration thereof (before giving effect to such continuation or renewal). At the request of the Administrative Agent, copies of all policies (or such other proof of compliance with this Section as may be reasonably satisfactory) shall be delivered to the Administrative Agent. Borrower agrees to pay all premiums on such insurance as they become due (including grace periods), and will not permit any condition to exist which would wholly or partially invalidate any insurance thereon.

1.13 Section 9.14.2 is amended as follows: each instance of the term “Consolidated Members’ and Patrons’ Equity” shall be amended to read “Adjusted Consolidated Equity”.

1.14 Section 10.2 is amended in its entirety to read as follows:

No Other Business. Borrower shall not (nor shall it permit any of its Consolidated Subsidiaries to) engage in any material respects in any business activity or operations other than operations or activities (a) in the agriculture industry, (b) in the food industry, (c) in the energy industry, (d) in the financial services industry consisting of the financing of member cooperatives, producers and other commercial businesses, insurance and bonding services, and hedging brokerage, in each case conducted in the ordinary course of business or (e) which are not substantially different from or are related to its present business activities or operations.

1.15 Subsection 10.3(i) is amended by deleting the following therein:

“, provided that the aggregate Fair Market Value (as defined above) of such equity securing Debt shall not exceed $50,000,000 at any one time”.

1.16 Section 10.3 is amended as follows: the final paragraph, immediately following Section 10.3(j) therein, is amended in its entirety to read as follows:

“If, notwithstanding the prohibition contained herein, Borrower shall, or shall permit any of its Consolidated Subsidiaries to, directly or indirectly create, incur, assume or permit to exist any Lien, other than those Liens permitted by the provisions of paragraphs (a) through (j) of this Section 10.3 (but including any Liens in respect of the Revolving Loan Credit Agreement whether or not permitted by paragraphs (a) — (j) of this Section 10.3 excluding, however, Liens granted under or in connection with the Revolving Loan Credit Agreement to secure obligations in respect of letters of credit), it will make or cause to be made effective provision whereby the Notes will be secured equally and ratably with any and all other obligations thereby secured, such security to be pursuant to agreements reasonably satisfactory to the Required Lenders (including intercreditor arrangements providing for the pari passu treatment of the Notes and all such secured Debt) and, in any such case, the Notes shall have the benefit, to the fullest extent that, and with such priority as, the holders of the Notes may be entitled under applicable law, of an equitable Lien on such property. For the avoidance of doubt, Borrower acknowledges that it will not, and will not permit any Consolidated Subsidiary to, secure or grant any Liens in respect of the Revolving Loan Credit Agreement (excluding, however, Liens granted under or in connection with the Revolving Loan Credit Agreement to secure obligations in respect of letters of credit), unless an equal and ratable Lien is granted in respect of the Notes.”.

1.17 Section 10.4 is amended as follows: (i) by deleting the “and” before clause (c) thereof; and (ii) by adding the following proviso to the end of the first sentence of Section 10.4:

“ and (d) the sale by Cofina of loans and commitments originated by it in the ordinary course of business”.

1.18 Subsection 12.1(e) is amended as follows: the amount “$10,000,000” shall be amended to read “$25,000,000”.

1.19 Subsection 12.1(h) is amended as follows: the amount “$5,000,000” shall be amended to read “$25,000,000”.

2. Conditions to Effectiveness of this Second Amendment. The effectiveness of this Second Amendment is subject to satisfaction, in the Administrative Agent’s sole discretion, of each of the following conditions precedent (the date on which all such conditions precedent are so satisfied (except those that may be satisfied at a later date) shall be the “Effective Date”):

2.1 Delivery of Executed Loan Documents. Borrower and the Required Lenders shall have delivered to the Administrative Agent, for the benefit of, and for delivery to, the Administrative Agent and the Syndication Parties, this Second Amendment (or their approval thereof, in the case of Voting Participants), duly executed.

2.2 Representations and Warranties. The representations and warranties of Borrower in the Credit Agreement shall be true and correct in all material respects on and as of tile Effective Date as though made on and as of such date.

2.3 No Event of Default. No Event of Default shall have occurred and be continuing under the Credit Agreement as of the Effective Date of this Second Amendment.

2.4 Payment of Fees and Expenses. Borrower shall have paid the Administrative Agent, by wire transfer of immediately available federal funds all fees and expenses presently due under the Credit Agreement (as amended by this Second Amendment).

3. General Provisions.

3.1 No Other Modifications. The Credit Agreement, as expressly modified herein, shall continue in full force and effect and be binding upon the parties thereto.

3.2 Successors and Assigns. This Second Amendment shall be binding upon and inure to the benefit of Borrower, Agent, and the Syndication Parties, and their respective successors and assigns, except that Borrower may not assign or transfer its rights or obligations hereunder without the prior written consent of all the Syndication Parties.

3.3 Definitions. Capitalized terms used, but not defined, in this Second Amendment shall have the meaning set forth in the Credit Agreement.

3.4 Severability. Should any provision of this Second Amendment be deemed unlawful or unenforceable, said provision shall be deemed several and apart from all other provisions of this Second Amendment and all remaining provision of this Second Amendment shall be fully enforceable.

3.5 Governing Law. To the extent not governed by federal law, this Second Amendment and the rights and obligations of the parties hereto shall be governed by, interpreted and enforced in accordance with the laws of the State of Colorado.

3.6 Headings. The captions or headings in this Second Amendment are for convenience only and in no way define, limit or describe the scope or intent of any provision of this Second Amendment.

3.7 Counterparts. This Second Amendment may be executed by the parties hereto in separate counterparts, each of which, when so executed and delivered, shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all of the parties hereto. Copies of documents or signature pages bearing original signatures, and executed documents or signature pages delivered by a party by telefax, facsimile, or e-mail transmission of an Adobe ® file format document (also known as a PDF file) shall, in each such instance, be deemed to be, and shall constitute and be treated as, an original signed document or counterpart, as applicable. Any party delivering an executed counterpart of this Second Amendment by telefax, facsimile, or e-mail transmission of an Adobe ® file format document also shall deliver an original executed counterpart of this Second Amendment, but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Second Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to be executed as of the Effective Date.

[Signature Pages Follow]

BORROWER:

CHS INC., a cooperative corporation formed under the laws of the State of Minnesota

By:

	Name: Title:	John Schmitz Executive Vice President

Finance and Administration, and

Chief Financial Officer

ADMINISTRATIVE AGENT:

COBANK, ACB
By:

	Name: Title:	Michael Tousignant Vice President

SYNDICATION PARTIES:

COBANK, ACB
By:

	Name: Title:	Michael Tousignant Vice President

SYNDICATION PARTY:

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By:
Name:
Title: